EXHIBIT 10.3

CHANGE IN CONTROL AGREEMENT

Applied Industrial Technologies, Inc.

One Applied Plaza

Cleveland, Ohio 44115

October 25, 2011

Mr. Neil Schrimsher

320 Highgrove Drive

Fayetteville, GA 30215

Dear Neil:

Applied Industrial Technologies, Inc. (the “Company”) considers it essential to the best interest of the Company and its shareholders that the Company’s management be encouraged to remain with the Company and to continue to devote their full attention to the Company’s business. The Company recognizes that the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Company’s Board of Directors (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company’s management, including you, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company.

In order to induce you to remain in the employ of the Company until the termination of your employment in conjunction with a “Change in Control” of the Company (as defined in Section 2 hereof), this letter agreement (“Agreement”) sets forth the severance benefits that the Company agrees will be provided to you in the event your employment with the Company is terminated within the two year period immediately following any change in control of the Company either by you for “Good Reason” or by the Company “Without Cause” (both as defined in Section 3 hereof). In the event that a change in control of the Company does not occur, your severance benefits, if any, shall be determined without regard to this Agreement.

Nothing herein shall be construed so as to prevent either you or the Company from terminating your employment at any time, for cause or otherwise, subject only to the specific payment and other provisions hereinafter set forth in this Agreement in the event that a Change in Control of the Company occurs prior to the date your termination becomes effective. In addition, this Agreement shall be deemed terminated, and of no further force and effect, in the event that you cease to be a Board-elected officer or an appointed officer of the Company prior to a Change in Control. You hereby specifically acknowledge that your employment by the Company is employment-at-will, subject to termination by you, or by the Company, at any time with or without cause. You also acknowledge that such employment-at-will status cannot be modified except in a specific writing that has been authorized or ratified by the Board.

1. Continued Employment. The parties agree that you have advised the Company that, in consideration of, among other things, the Company’s entering into this Agreement with you, it is your present intention to remain in the employ of the Company unless and until there occurs a Change in Control.

2. Change in Control. No benefits shall be payable hereunder unless a Change in Control occurs and your employment with the Company is terminated within two years thereafter either by you for Good Reason or by the Company Without Cause. This Agreement is not intended to apply to termination of your employment by reason of Death, Disability or Retirement (as defined in Section 3 hereof). For purposes of this Agreement, a “Change in Control” of the Company shall mean:

(a) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization, less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is hereafter defined) of the Company immediately prior to such transaction;

(b) The Company sells all or substantially all of its assets to any other corporation or other legal person, and, immediately after such sale, less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

(c) There is a report filed or required to be filed on Schedule 13D or Schedule TO (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 30% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company (“Voting Stock”);

(d) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

(e) If during any period of two consecutive years, individuals who at the beginning of any such period are the directors of the Company cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this subparagraph (e), each director who is first elected, or first nominated for election by the Company’s shareholders, by a vote of at least two-thirds of the directors of the Company (or a committee thereof) then still in office who were directors of the Company at the beginning of any such period will be deemed to have been a director of the Company at the beginning of such period.

Notwithstanding the events specified in subparagraphs (c) and (d) above, unless otherwise determined in a specific case by majority vote of the Board, a “Change in Control” shall not be deemed to have occurred solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities or interest, or (iii) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule TO, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 30% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

The first date upon which a Change in Control takes place shall be known as the “Effective Date.” Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if your employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by you that such termination (i) was at the request of a third party who had taken steps reasonably calculated to effect a Change in Control or (ii) was by the Company and arose with or in anticipation of a Change in Control, then for all purposes of this Agreement, your employment shall be deemed to have been terminated by the Company Without Cause under Section 3(f) of this Agreement and the “Effective Date” shall mean the date immediately prior to the Date of Termination (as defined in Section 3 hereof).

3. Termination of Employment. Your employment with the Company shall or may be terminated, as the case may be, for any of the following reasons; provided that in each case such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder (“Separation from Service”):

(a) Death. Termination of your employment with the Company due to your death;

(b) Retirement. Termination of your employment with the Company at or after the attainment of age sixty-five (65);

(c) Disability. Termination of your employment with the Company either by you or the Company after you are physically or mentally incapacitated for a period of one hundred eighty (180) consecutive days such that you cannot substantially perform your duties of employment with the Company on a full-time basis;

(d) Cause. Termination of your employment with the Company at any time for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure by you to perform substantially your duties with the Company or one of its affiliates (other than for Disability or Good

Reason), after a written demand for substantial performance is delivered to you by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that you have not substantially performed your duties, or

(ii) the willful engagement by you in illegal conduct or gross misconduct involving moral turpitude that is materially and demonstrably injurious to the Company.

For purposes of this Section 3(d), no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, in bad faith or without your reasonable belief that such action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given you pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. Termination of your employment with the Company shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail;

(e)(A) 409A Good Reason. You may separate from service with the Company for 409A Good Reason, provided that the notice and cure requirements set forth below are satisfied and provided further that such separation from service occurs no later than two years after one or more of the conditions constituting “409A Good Reason” occurs. For purposes of this Agreement, “409A Good Reason” shall mean:

(i) a material diminution in your authority, duties, or responsibilities;

(ii) a material diminution in the authority, duties, or responsibilities of the person to whom you reported immediately prior to the Effective Date;

(iii) a material diminution by the Company of your annual base salary that was provided to you by the Company immediately prior to the Effective Date;

(iv) a material change in the geographic location where you provide service to the Company; or

(v) any failure by the Company to comply with and satisfy Section 11 of this Agreement;

provided that, for purposes of this Section 3(e), 409A Good Reason shall not have occurred unless you give the Company notice within 90 days of the initial existence of the condition claimed by you in good faith to constitute 409A Good Reason and the Company has at least 30 days in which to remedy the condition.

(B) Other Good Reason. You may terminate your employment with the Company for Other Good Reason. For purposes of this Agreement, “Other Good Reason” shall mean:

(i) the assignment of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you;

(ii) any failure by the Company to continue to provide you with an annual base salary, employee benefits and an opportunity to earn incentive and bonus compensation equal or greater to that which was provided to you by the Company immediately prior to the Effective Date other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after the receipt of notice thereof given by you;

(iii) the Company’s requiring you to be based at or generally work from any location other than the location that you were based at or generally worked from prior to the Effective Date or the Company’s requiring you to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date; or

(iv) any failure by the Company to comply with and satisfy Section 11 of this Agreement.

For purposes of this Section 3(e)(B), your good faith determination of “Other Good Reason” shall be conclusive. You shall specify in your notice of separation from service with the Company under Section 3(e)(A) or termination of employment under Section 3(e)(B) whether your separation or termination is for 409A Good Reason or Other Good Reason. If you fail to specify whether your notice is given pursuant to Section 3(e)(A) or Section 3(e)(B), the Company will presume that the notice is given pursuant to Section 3(e)(B). Collectively, 409A Good Reason and Other Good Reason may be collectively referred to herein as “Good Reason.” For purposes of this Agreement, “Good Reason” shall not exist if you have given your prior written consent to any of the events that would otherwise constitute “Good Reason”.

(f) Without Cause. The Company may terminate your employment with the Company Without Cause. For purposes of this Agreement the term “Without Cause” shall mean termination of your employment for reasons other than for Death, Retirement, Disability or Cause. Notwithstanding any provision herein to the contrary, if, at any time prior to a Change in Control of the Company, you receive notice from the Company that you will be terminated Without Cause and will receive severance benefits under another arrangement between you and the Company, no benefits shall be payable to you hereunder.

(g) Date of Termination. Except in the case of Death, termination of your employment shall be effective as of the earlier of the date specified by either you or the Company in a written notice of termination (“Notice of Termination”) to the other party hereto or the date that you incur a Separation from Service (hereinafter referred to as the “Date of Termination”).

4. Severance Pay.

(a) Amount of Severance Pay. If a Change in Control of the Company occurs and within two years thereafter your employment with the Company is terminated either by you for Good Reason or by the Company Without Cause, then in addition to all other benefits which you have earned prior to such termination or to which you are otherwise entitled, the Company shall pay to you the following amounts:

(i) (A) your full base salary earned through the Date of Termination at the rate in effect ten days prior to the date Notice of Termination is given, to the extent not theretofore paid and (B) 100% of your targeted annual incentive payment for the Company’s fiscal year during which your Date of Termination occurs, prorated based on the number of calendar days elapsed in such fiscal year through the Date of Termination;

(ii) an amount equal to the product of (1) the higher of your annual base salary in effect prior to the Effective Date or your annual base salary at the highest rate in effect at any time since any Change in Control of the Company (including any annual base salary amounts deferred under any non-qualified deferred compensation program of the Company and any elective contributions of annual base salary that are made by or on behalf of you under any plan maintained by the Company that are not includible in gross income under Section 125 or 402(e) (3) of the Internal Revenue Code of 1986, as amended, but excluding moving or educational reimbursement expenses, amounts realized from the exercise of any stock options or stock appreciation rights (“SARs”), and imputed income attributable to any fringe benefit) and (2) the lesser of the number three or a fraction the numerator of which is the number of months from and including the month in which the Date of Termination occurs to and including the month in which you would attain the age sixty-five and the denominator of which is twelve;

(iii) in lieu of annual incentive compensation, commissions, and bonuses that would otherwise be payable, an amount equal to the product of (1) your target annual incentive compensation, commissions, and bonuses (excluding amounts realized from the exercise of any stock options or SARs), based on the deemed achievement of performance goals at the 100% level, for the then-current fiscal year of the Company and (2) the lesser of the number three or a fraction the numerator of which is the number of months from and including the month in which the Date of Termination occurs to and including the month in which you would attain the age sixty-five and the denominator of which is twelve; and

(iv) in lieu of either shares of Common Stock of the Company, without par value (“Company Shares”) issuable upon exercise of options (“Options”) and Company Shares issuable pursuant to any SARs, if any, granted to you under any Company stock option or equity incentive plan (which Options or SARs shall be deemed canceled upon the making of the payment herein referred to), you shall receive an amount in cash equal to the aggregate spread between the exercise prices of all such Options and the aggregate value of such SARs that are outstanding and held by you that are then fully vested or exercisable and the mean of the high and low trading prices of Company Shares on the New York Stock Exchange on the Date of Termination;

provided, however, in the event it is determined that any payment or distribution to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or similar right (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then in lieu of such Payments, you shall be entitled to elect to receive the greatest amount of Payments to which you are entitled without triggering the Excise Tax and Applied will reasonably cooperate with you in designating those particular types of Payments (e.g., welfare benefits, cash compensation, or outplacement benefits) that shall be paid and those that shall be forfeited or rescinded so as to avoid triggering the Excise Tax.

(b) Form of Severance Payment. Severance amounts hereunder shall be paid in cash in a lump sum payment (or payments) at the time(s) provided in Section 4(c).

(c) Time of Payment(s).

(i) Specified Employee. If at the Date of Termination you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (“Specified Employee”), no payment shall be made hereunder prior to the first day that is six months after the Date of Termination; provided that the Specified Employee six-month delay under this Section 4(c)(i) shall be effective only to the extent that payment would constitute “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code, as amended, and the regulations issued thereunder (“Section 409A”). Any lump sum payment that is subject to the Specified Employee six-month delay shall be paid within the first five business days after the expiration of such six-month delay. Any amount that is not “nonqualified deferred compensation” under Section 409A shall be paid within the first five business days after the Date of Termination. Notwithstanding any other provision of this Section 4(c)(i), any payment under paragraph (iii) of Section 4(a) shall not be paid before the later of (1) the first five business days after the Date of Termination, or (2) the expiration of the Specified Employee six-month delay, if applicable.

(ii) Not Specified Employee. If you are not a Specified Employee at the Date of Termination, the Company will pay the amounts described in Section 4(a) hereof within the first five business days following the Date of Termination.

(d) No Age or Service Credit. You shall not be entitled to any additional age or service credits under any of the Company’s employee benefit or retirement plans for any period after the Date of Termination of your employment.

5. Welfare Benefit Plans.

(a) If a Change in Control of the Company occurs and within two years thereafter your employment with the Company is terminated either by you for Good Reason or by the Company Without Cause, then, in all cases subject to Sections 5(b) and 5(c), the Company shall maintain in full force and effect, for the continued benefit of you and your dependents, medical-related employee benefit plans, programs and arrangements in which you were entitled to participate immediately prior to the Date of Termination for the lesser of (i) three years from the Date of Termination or (ii) that number of years equal to a fraction (A) the numerator of which is the number of months from and including the month in which the Date of Termination occurs to and including the month in which you would attain the age sixty-five and (B) the denominator of which is twelve; provided that your continued participation is possible under the general terms and provisions of such welfare plans, programs and arrangements. In the event that your participation in any such welfare plan, program or arrangement is barred, or any such plan, program or arrangement is discontinued or the benefits thereunder materially reduced, the Company shall arrange to provide you with benefits substantially similar to those which you were entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.

(b) Notwithstanding the provisions of Section 5(a), to the extent that any welfare benefits involve reimbursements or in-kind benefits:

(i) The amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year;

(ii) The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and

(iii) The right to reimbursement or right to in-kind benefit shall not be subject to liquidation or exchange for another benefit.

(c) Notwithstanding the provisions of Section 5(a), if at the Date of Termination you are a Specified Employee, no benefits shall be provided hereunder prior to the first day that is six months after the Date of Termination; provided that the Specified Employee six-month delay under this Section 5(c) shall be effective only to the extent that benefits would constitute

“nonqualified deferred compensation” under Section 409A. Any benefits subject to the Specified Employee six-month delay shall commence within the first five business days after the expiration of such six-month delay. Any benefits that are not “nonqualified deferred compensation” under Section 409A or not subject to the Specified Employee six-month delay shall commence within the first business day after the Date of Termination.

6. Outplacement Services. If a Change in Control of the Company occurs and within two years thereafter your employment with the Company is terminated either by you for Good Reason or by the Company Without Cause, then the Company shall provide you reasonable outplacement services for a period of up to one year of a nature customarily provided at your executive officer level.

7. No Mitigation Required. You shall not be required to mitigate the amount of any payment or benefit provided for in Section 4 or 5 by seeking other employment or otherwise. Notwithstanding the foregoing, benefits otherwise receivable under Section 5 of this Agreement shall be reduced to the extent that and for any period during which you receive substantially similar benefits from another employer.

8. Noncompetition, Nonsolicitation and Nondisparagement. If a Change in Control occurs and within two years thereafter your employment with the Company is terminated either by you for Good Reason or by the Company Without Cause, and you are receiving payments from the Company pursuant to this Agreement, then for a period of three years from the Date of Termination of your employment you agree that without the written consent of the Company, you will not, either directly or indirectly, (a) engage in, make any investment in, advise, assist or render any services to any person or entity in competition with the business of the Company or its subsidiaries, (b) solicit for employment or hire any individual who was employed by the Company or its subsidiaries at any time on or after that date which is six (6) months prior to the Date of Termination of your employment, or directly or indirectly, entice, solicit or seek to induce or influence any such individual to leave his or her employment, or (c) disparage the Company or its subsidiaries, or any of their respective directors, officers or associates, either publicly or privately, or otherwise make statements that cast any of the Company or its subsidiaries, or any of their respective directors, officers or associates, in an unfavorable light. Notwithstanding the foregoing, you may own less than one percent of the combined voting power of all issued and outstanding voting securities of any publicly held corporation whose stock is traded on a major stock exchange.

9. Confidential Information. You hereby agree that you shall not at any time (whether employed by the Company or not), either directly or indirectly, disclose or make known to any person or entity any confidential information, trade secret, or proprietary information that you acquired during the course of your employment with the Company which shall not have become public knowledge (other than by your actions in violation of this Agreement). You further agree that upon the termination of your employment with the Company or at any time upon the request of the Company you shall deliver to the Company any and all literature, documents, correspondence, and other materials and records furnished to or acquired by you from the Company during the course of your employment with the Company. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to you under this Agreement.

10. Security. To secure payment of the benefits herein provided for, the Company agrees to maintain in the Company’s name an irrevocable escrow account in the form of an unfunded rabbi trust (the “Escrow Account”) at a national bank that is (a) a legal business entity organized and doing business under the laws of the United States or any State thereof, in good standing, having an office in the State of Ohio, that is authorized under such laws to exercise corporate trust powers and that has at the time of its appointment a combined capital and surplus of at least One Billion Dollars ($1,000,000,000) or (b) an affiliate of a national bank described in clause (a) of this sentence (the “Bank”), and to keep on deposit in the Escrow Account cash, securities or property with a fair market value, if any, as shall at all times be at least equal to the required security hereinafter provided for. The maximum amount of required security to be kept on deposit at any time shall be (A) an amount equal to three times your annualized Base Compensation (defined as your annual base salary and your target annual incentive compensation (based on achievement of performance goals at the 100% level)), with such amount to be recalculated each November to reflect changes in your annualized Base Compensation, or (B) if there has been a determination with your written consent or by a final arbitral award rendered in accordance with this Agreement that a specific lesser amount fully secures the Company’s obligations under this Agreement, or that the Company has fully performed its obligations under this Agreement, then such specific lesser amount or, in the case that the Company has fully performed its obligations under this Agreement, nothing. The full maximum amount of required security shall be kept on deposit at all times after there shall have been a Change in Control. Unless and until such a Change in Control shall have occurred, however, the Company shall only be obliged to maintain on deposit in the Escrow Account 50% of the maximum amount of required security. Amounts deposited in the Escrow Account shall be paid out by the Bank only to you, in such amounts as the Company shall certify in good faith to the Bank as amounts that the Company is in default in paying to you under this Agreement, or to the Company, to the extent that the amount on deposit exceeds the maximum amount of required security as specified by the Company in good faith to the Bank or in a final settlement or judgment relating to this Agreement.

11. Successors, Binding Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession that constitutes a Change in Control shall be a breach of this Agreement and shall entitle you to compensation from the Company, upon a termination by you for Other Good Reason in accordance with Section 3(e)(B), in the same amount and on the same terms as you would be entitled hereunder under Section 4. As used in this Agreement “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisees, legatees, or other designee or, if there be no such designee, to your estate within 90 days of your death; provided that where such 90-day period begins in one calendar year and ends in another calendar year, your devisees, legatees, other designee, or estate shall not be entitled to designate the taxable year of payment.

12. Continued Status as Elected Officer or Appointed Officer. Notwithstanding anything to the contrary elsewhere contained in this Agreement, if you cease to be a Board-elected officer or an appointed officer of the Company prior to a Change in Control, this Agreement shall be deemed terminated and of no further force and effect.

13. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board; provided, that the Company shall have the right to terminate its obligations to you under this Agreement by written notice given to you at any time prior to a Change in Control, so long as such termination is not done in anticipation of or in connection with a Change in Control. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire agreement between the Company and you with respect to the subject matter hereof and, except to the extent a specific compensation program provides for benefits upon a Change in Control relative to that program, which provisions shall remain in effect, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Without limiting the generality of the foregoing, this Agreement supersedes and replaces in its entirety any prior agreement relating to the subject matter hereof. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to its conflict of laws provisions.

15. Validity. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. Jurisdiction. In the event of any dispute or controversy arising under or in connection with this Agreement, you and the Company hereby irrevocably consent to the jurisdiction of the Common

Pleas Court of the State of Ohio (Cuyahoga County) or the United States District Court for the Northern District of Ohio.

18. Legal Fees and Expenses.

(a) It is the intent of the Company that you shall not be required to incur the expenses associated with the enforcement of your rights under this Agreement by arbitration, litigation, other legal action or negotiation to resolve any disputes because the cost and expenses thereof would substantially detract from the benefits intended to be extended to you hereunder. Accordingly, if it should appear to you that the Company has failed to comply with any of its obligations under this Agreement or in the event the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any arbitration or litigation designed to deny, or to recover from, you the benefits intended to be provided to you hereunder, the Company irrevocably authorizes you from time to time to retain counsel of your choice, at the expense of the Company, to represent you in connection with the initiation or defense of any arbitration, litigation, other legal action or negotiation to resolve any disputes whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to your entering into an attorney-client relationship with such counsel, and in that connection the Company and you agree that a confidential relationship shall exist between you and such counsel. The Company shall also pay or cause to be paid and shall be solely responsible for any and all attorneys’ and related fees and expenses incurred by you as a result of the Company’s failure to perform this Agreement or any provision hereof (including this Section 18) or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision hereof.

(b) The payment or reimbursement of fees and expenses under this Section 18 shall be subject to the following conditions:

(i) You must incur any expense authorized by this Section 18 no later than three years after the Date of Termination;

(ii) The amount eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount eligible for reimbursement or the provision of in-kind benefits in any other calendar year;

(iii) The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and

(iv) The right to reimbursement or right to in-kind benefit shall not be subject to liquidation or exchange for another benefit.

(c) Notwithstanding the provisions of this Section 18, if at the Date of Termination you are a Specified Employee, no payment or reimbursement shall be provided under Section 18 prior to the first day that is six months after the Date of Termination; provided that the Specified Employee six-month delay under this Section 18 shall be effective only to the extent that payment or reimbursement would constitute “nonqualified deferred compensation” under Section 409A. Any payment or reimbursement otherwise due under this Section 18 and subject to the Specified Employee six-month delay shall commence within the first five business days after the expiration of such six-month delay. Any payment or reimbursement that is not “nonqualified deferred compensation” under Section 409A or not subject to the Specified Employee six-month delay shall be paid or reimbursed as otherwise provided herein.

19. Non-Alienation. No benefit under this Agreement shall at any time be subject in any manner to alienation or encumbrance. If you attempt to, or shall, alienate or in any way encumber your rights or benefits under the Agreement, or any part thereof, or if by reason of his bankruptcy or other event happening at any time any such benefits would otherwise be received by anyone else or would not be enjoyed by you, your interest in all such benefits shall automatically terminate and the same shall be held or applied to or for the benefit of such person, his spouse, children, or other dependents as the Company may select.

20. Taxes. The Company (or any agent of the Company) shall report all income required to be reported, and withhold from any payment under the Agreement the amount of withholding taxes due, in the opinion of the Company, in respect of such income or payment and shall take any other action as may be necessary, in the opinion of the Company, to satisfy all obligations for the reporting of such income and payment of such taxes. Except as specifically provided herein, the Company shall not be held liable for any taxes, penalties, interest, or other monetary amounts owed by a Participant or other person, including any taxes, penalties, and/or interest under Section 409A, as a result of the payment or deferral of any amounts under the Agreement. Although the Company shall use its best efforts to avoid the imposition of taxation, penalties, and/or interest under Section 409A, tax treatment of payment under this Agreement is not warranted or guaranteed.

21. This Agreement is intended to be treated as an unfunded deferred compensation arrangement under the Code. The obligation of the Company shall constitute the unsecured promise of the Company to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of the Company.

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If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of the letter which will then constitute our agreement on this subject.

Very truly yours,

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

By: /s/ Fred D. Bauer, Vice President

Date: October 25, 2011
ACCEPTED AND AGREED TO:

/s/ Neil Schrimsher
NEIL SCHRIMSHER